April 13, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by CDW Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form S-4 of CDW Corporation dated April 13, 2012. We agree with the statements concerning our Firm in such Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois